Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q2 2018 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: August 1, 2018/10:30AM ET

CORPORATE PARTICIPANTS

Doug Col, Saia, Inc. – Treasurer

Rick O’Dell, Saia, Inc. – CEO, President and Director

Fritz Holzgrefe, Saia, Inc. – CFO, Executive Vice President and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens, Inc.

Todd Fowler, KeyBanc Capital Markets, Inc.

Scott Group, Wolfe Research LLC

David Ross, Stifel, Nicolaus & Co., Inc.

Jason Seidl, Cowen & Co. LLC

Ravi Shanker, Morgan Stanley & Co. LLC

Willard Milby, Seaport Global Securities LLC

PRESENTATION

Operator

Good day, and welcome to the Saia, Inc. Second Quarter 2018 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Doug Col - Saia, Inc.

Thank you. Good morning, everyone. Welcome to Saia's second quarter 2018 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Executive Vice President and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and our actual results may differ materially.

We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now, I would like to turn the call over to Rick.

Rick O’Dell - Saia, Inc.

Well, thank you for joining us this morning to discuss Saia's results. I'm pleased today to announce record quarterly revenue and earnings for the second quarter of 2018. A strong freight environment, tight supply and our own initiatives to grow share and improve yield all contributed to revenue growth of nearly 18% in the quarter and operating income grew by 40%. Diluted earnings per share of $1.15 compares favorably to the $0.68 per diluted share we earned in the second quarter of last year.

Demand was steady through the quarter and the environment was conducive for continued focus on mix management and yield. Our LTL revenue per shipment was a record $225 in the quarter. We continue to see an opportunity to be more selective with regard to the freight we are choosing to haul in this difficult capacity environment and we'll continue to target shippers who recognize our value proposition.

Despite being increasingly selective, revenue in the quarter was strong and the relative strength continued through July. A few of the other key operating metrics that drove our improved year-over-year results in the quarter are as follows:

•	LTL shipments per workday rose 4.3%,
•	LTL tonnage per workday rose 7.7%,
•	and LTL revenue per hundredweight increased 9.6%.

And as I mentioned, LTL revenue per shipment was a record as it increased 13.2% aided by 3.8% increase in our length of haul and a 3.2% increase in weight per shipment.

The second quarter marked the 32nd consecutive quarter of year-over-year improvement in our reported LTL yield, and contracts renewed in the second quarter included an average price increase of 9%. Our second quarter LTL yield increase also reflects contribution from a general rate increase of 5.9%, which was enacted on May 21.

Just a couple of other items on the quarter, I'd like to mention before I turn things over to Fritz.

•

Our cargo claims ratio of 0.82% is up from 0.68% a year ago, but improved sequentially from 0.88% in the first quarter. Employee count is up more than 7% year-over-year and we expect that as our newest associates continue to receive training and gain experience, claims will be reduced.

•

Purchased transportation miles in the second quarter were 11.4% of total linehaul miles compared with 12% in the quarter last year. The truckload environment remains tight and we continue to optimize our linehaul network to use our capacity and some rail capacity as much as possible to minimize the impact of higher truckload rates.

With that, I'm going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results.

Fritz Holzgrefe - Saia, Inc.

Thanks, Rick, and good morning, everyone. Second quarter revenue grew 17.7% over the prior year to a record $429 million, benefiting from positive shipments, tonnage and yield improvement as Rick mentioned, and also from higher fuel surcharge revenue.

Fuel surcharge revenue was 48% higher than in the second quarter last year. Operating income grew 40% to a record $41.6 million compared to $29.7 million earned in the second quarter of 2017. Our operating ratio of 90.3% was 160 basis points better than a year ago. Net income, benefiting from a lower tax rate, increased by 72% to $30.3 million. I'd like to comment now on the year-over-year change in a few key expense items.

•

Salaries, wages and benefits rose 12.2% compared to $220.4 million in the second quarter, reflecting the year-over-year increase in our workforce, as Rick mentioned, and our wage increase of approximately 3% last July.  As a note, we implemented a wage increase last month -- July wage increase last month which averaged approximately 3.6% across the company.

•	Fuel expense in the quarter rose 55% over last year. National average diesel prices increased 26% compared to second quarter last year and our miles in the quarter were up 11.3%.
•

Purchased transportation expense in the second quarter rose by 19.1% to $34.1 million and was 8% of revenue versus 7.9% last year. PT usage as a percentage of linehaul miles was down slightly, as Rick mentioned, but the truckload cost per mile was 12.4% higher year-over-year and coupled with a 13.4% increase in total linehaul miles drove the increase in this line.

•	Claims and insurance expense was down 4.9% in the second quarter compared to the prior year, as accident severity moderated.
•

Depreciation and amortization expense rose 13.8% to $25.2 million compared to $22.2 million in the prior year quarter. The increase reflects our continued investments in tractors, trailers and forklifts.

•	Our effective tax rate was 24.8% for the quarter compared to 37.4% in the second quarter of 2017. We expect our full-year tax rate to be approximately 24% to 25%.
•

At June 30, 2018, total debt was $155 million. Inclusive of cash on hand, net debt-to-total capital was 19.4%. This compares to total debt of $148.4 million and net debt-to-total capital of 22.3% at June 30, 2017.

•

Net capital expenditures in the first half of 2018 were $140.6 million, including equipment acquired with capital leases. This compares to $155 million of net CapEx in the first half of 2017. For the full-year 2018, we expect net capital expenditures will be approximately $265 million, including investments in terminal infrastructure improvements as well continued investments made to lower the age of our tractor, trailer and forklift fleets.

Now, I'd like to turn the call back to Rick.

Rick O’Dell - Saia, Inc.

Thanks, Fritz. With the record results for the second quarter behind us, I'm really looking forward to all that is planned for Saia over the remainder of this year. Our northeast expansion continues to progress nicely though our openings this year are back half-weighted, as we've had some recent bottlenecks around real estate in some targeted markets.

Recently, we've seen some real estate opportunities present themselves, and I'm confident that we'll get another three terminals opened in new markets in the northeast before the end of the year. That would bring the total new terminal openings in the northeast to 10 since we began that initiative in May of last year. Terminal openings this year in Tacoma and Fort Worth have served to relieve pressure in the network and simultaneously position us closer to the customer.

We'll continue to look for opportunities to open additional terminals in existing markets, as it allows us to better serve customers and increase capacity for growth. The freight environment remains strong and our customers are growing and optimistic with regard to the economy looking ahead.

As Fritz mentioned, our total capital expenditures in 2018 are likely to approach $265 million depending on the timing of some real estate acquisitions.

With these comments, we're now ready to answer your questions. Operator?

QUESTIONS AND ANSWERS

Operator

Thank you. Our first question comes from Brad Delco with Stephens, Inc.

Brad Delco - Stephens, Inc.

Good morning, Rick. Good morning, Fritz.

Richard D. O'Dell - Saia, Inc.

Good morning, Brad.

Frederick J. Holzgrefe - Saia, Inc.

Hey, Brad.

Brad Delco - Stephens, Inc.

Rick or Fritz, can you talk about kind of margin performance across the regions of your business? It seems like the northeast expansion is going well. But I think what investors are sort of unclear about is how much of a drag that could be on margins and if this were the Saia of old in this environment, would we be seeing kind of a sub-90% OR?

Richard D. O'Dell - Saia, Inc.

I would tell you the northeast, I think, is contributing to a network efficiency. And the Saia's more legacy networks are showing some meaningful OR improvements in our internal measurements. And while the northeast have a contribution margin; it's not a contribution margin at this point of 10% plus, some overhead contribution, right. So I think incremental margins were kind of -- probably a little bit disappointing from our perspective, given the progress we made in business mix and yield improvement.

But we're very conscious of investing in the capacity for the future and maintaining the quality of our service. So, we had some cost headwinds with increases in purchased transportation as well as some very significant hiring and recruiting costs as well.

Brad Delco - Stephens, Inc.

Got you. But I guess there's – essentially, what you're saying, there's nothing structural that you think is preventing you from sort of breaking through that sub-90% OR and maybe there are a couple of expense items that work against it. Anything that we could focus on kind of going forward that would give us some more confidence in being able to break through that sub-90% OR target?

Richard D. O'Dell - Saia, Inc.

The yield environment is very good. The demand environment appears to be very strong. I mean there's a really good opportunity for us to continue to take share in our existing markets, as well as our recently expanded markets. I would say, the absolute pace of meaningful improvement is held back a little bit by the investments in our expanded capacity, which enhances our value proposition to the customer. And, we're seeing good receipt and interest of our service offerings in the expanded markets.

So, I mean, I think we're kind of in that -- we've targeted kind of 150 basis points to 200 basis points and I think in a good environment, depending upon yield and the pace of some of the investments that we make, I mean, I would still stick with that certainly as a target for us, that's going to get us there pretty quickly.

Brad Delco - Stephens, Inc.

Okay. And then maybe Fritz some just quick nitpick items, D&A was higher this year or this quarter. What's the – is this sort of the new run rate going forward, or what's your expectation for D&A the rest of the year?

Frederick J. Holzgrefe - Saia, Inc.

Yes, I think it'll tick up as we continue to in-service new equipment that was in-serviced in the second quarter, and then you'll start experiencing the depreciation expense associated with that, going forward, in the third quarter and onward. So it's reflective of this elevated investment level.

Brad Delco - Stephens, Inc.

Yes. And then of the $265 million of CapEx, I think you mentioned $40 million year-to-date is on capital lease. What's the expectation for that full-year number?

Frederick J. Holzgrefe - Saia, Inc.

For the capital lease or just for the CapEx?

Brad Delco - Stephens, Inc.

Yes. Of the $265 million, what portion of that will be in capital lease?

Frederick J. Holzgrefe - Saia, Inc.

I would imagine that the balance of what we spend will fund from our operating -- through our credit line and our operating cash flow.

So we won't use capital leases likely for the balance of this spend this year.

Brad Delco - Stephens, Inc.

Okay. Great. That's it for me. I'll turn it over and get back in queue. Thanks, guys.

Richard D. O'Dell - Saia, Inc.

Thanks Brad.

Operator

Thank you. Our next question comes from Todd Fowler with KeyBanc Capital Markets.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Great. Thanks. Good morning. Rick, with the contract renewals here in the quarter, can you talk to how much of your book has repriced at, well, kind of like more of a market price? Is it that you're going through it on a ratable about a quarter of the book every quarter, or you're pulling forward some pricing, and kind of your thoughts on just the contract market as you move into the back half of the year?

Richard D. O'Dell - Saia, Inc.

Yes. Now, most of it is kind of at a renewal period. There are some accounts that obviously need to be addressed in a difficult demand environment that may be going into markets that are difficult. So, we're having to react to that and make those pricing adjustments if we see something that was new business opportunity or a legacy that has been mispriced given today's cost structure. But, the majority of it is in conjunction with contract renewals and occurs ratably basically through the quarter.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. And then just, I was going to ask, going forward, I know that the comparisons become a little bit more difficult. But, kind of this high single-digit contract market is that something you see as sustainable right now?

Richard D. O'Dell - Saia, Inc.

Our data shows that we have an opportunity to improve our yield and be better compensated for our value proposition. This business is capital intensive and it needs to provide the adequate cash flow for us to make investments in the network and capacity, that's obviously valued by customers.

And the environment is very good and so we're executing our strategy and plan, both in terms of mix management on segments that operate better and if there's some corrective action pricing that's going on as well. And I think if you can't get the yield in today's environment or get accounts probably corrected, then I don't know that you -- maybe you never will or something right.

But, so we're actually continuing to step up our efforts from a yield management standpoint and a compensation standpoint for the services that are being provided. And quite frankly, we've also made a lot of investments in analytics to ensure that, going forward, we make fewer mistakes and you anticipate -- project forward some of the cost increases that we're seeing. So, say if someone's taking a big increase in a purchased transportation lane and we're going to have a regular shipper there, if it's coming up for renewal, instead of looking at historical cost, you better be looking at the run rate that you have today and what you expect to happen going forward.

So, again it's – you know, it's not a material step change in our analytics and our efforts, but it is a step change. It's kind of ordinary course of business, let's keep -- let's always work on getting better, right.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. Yes. No. I think I understand. That makes sense. And then Fritz, just to come back to the comments around purchase transportation, obviously we understand that cost of hire is moving up in the market, and with the combination of the growth; should we think about PT as a percent of revenue running at this level? I think it was almost 9% here in the quarter. Are there some things that you can do to mitigate that? Is it the new equipment coming on or something that -- what changes we go through the second half of the year?

Frederick J. Holzgrefe - Saia, Inc.

Yes. I think that there are always things that you're doing to try to mitigate that as we bring in in-service equipment here. We've been aggressively hiring. So, to the extent that we're doing that, gives us an opportunity to bring that PT number down. I mean the challenge right now that we pointed out is that, it's at a highly inflationary truckload market, so that impacts that line.

So, it's incumbent upon us to continue to optimize and bring that internally or as much as we can internally. But it's clearly an inflationary number. I think I'd like to see us bring it down from here. But that's in the face of changing market dynamics too.

Richard D. O'Dell - Saia, Inc.

And strong demand and you have -- some of the purchased transportation we use is optimal. So, we're always kind of analyzing where we have to use suboptimal purchased transportation to service the customer and provide some capacity, and then you try to re-optimize that over a period of time with putting your own drivers on those runs.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Got it. Yes. Okay. I mean, and then, just a couple of housekeeping ones, and I apologize if I missed it. But, did you give the June and the July tonnage – tons per day numbers? I was signed on a little bit late on the call, so if you have those that would be helpful.

Frederick J. Holzgrefe - Saia, Inc.

No worries. So, the June tonnage increase was 5.8% year-over-year and shipments year-over-year were plus 1.4%. If you look at July, so this is through yesterday, tonnage is up 10.3% and shipments are up 6.7%.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. And then, just last one from housekeeping. I think that you typically give some thoughts around the OR sequentially. Is there anything we should think about second quarter or third – into the third quarter from the second quarter this year versus the normal sequential progression that we see from an OR standpoint? Thanks.

Richard D. O'Dell - Saia, Inc.

Yes. I think if you adjust for unusual items, our historical 2Q to 3Q, we have deterioration in the operating ratio. It's little over 150 basis points. So due to seasonality in our July 1 salary and wage increase -- with our current tonnage and yield trends in July, both trending kind of up over 10%, we would expect to do better, something more in the 50-basis point neighborhood.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

50 basis points of deterioration this year?

Richard D. O'Dell - Saia, Inc.

Correct.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. Hey, thanks a lot for the time today, guys. Appreciate it.

Operator

Thank you. Our next question comes from Scott Group with Wolfe Research.

Scott H. Group - Wolfe Research LLC

Hi. Thanks. Morning, guys.

Richard D. O'Dell - Saia, Inc.

Good morning, Scott.

Frederick J. Holzgrefe - Saia, Inc.

Good morning, Scott.

Scott H. Group - Wolfe Research LLC

So, I wanted to just follow up on that double-digit tonnage for July, obviously a pretty big re-acceleration. So if I remember last July, you saw a sort of a sudden deceleration in tonnages; you did some more meaningful pricing actions and then tonnage sort of picked up throughout the rest of third quarter last year. Are we thinking about that right and so maybe don't count on double-digit tonnage for the full quarter for 3Q?

Richard D. O'Dell - Saia, Inc.

Yes, so mid-June of last year, we made some pretty meaningful adjustments to some of our transactional 3PLs, which tend to have immediate near-term impact from a volume perspective. And for that was, because the rates that we had weren't compensatory and we've made some particularly to and from the northeast, we've been given some targets and provided some opportunities for get some volumes during the startup and then our startup volumes were much higher than anticipated. So, we kind of went back to the transactional people and said, look, let's take some corrections on some of this business that we priced. So, we went through that process and, as I think we've indicated, that had a pretty meaningful impact. And then what we tend to see when you go through that process is, some of that business moves away for a while and then over time, between the growths of the 3PLs, plus other people reacting to getting some business that may not be priced properly, it tends to migrate back to you. So, you're correct that the comps get a little more difficult as you go into August and September and I guess, what I would say is, if you more -- maybe take the where we are and the July run rate and then kind of take more normal seasonality from there, as opposed to just using last year's probably not a very good comp.

Scott H. Group - Wolfe Research LLC

Okay. That's helpful. And then, did you share shipment for July? I'm just trying to figure out what weight per shipment is doing in July.

Frederick J. Holzgrefe - Saia, Inc.

Yes. So the July tonnage was plus 10.3% and the shipments number was plus 6.7%.

Scott H. Group - Wolfe Research LLC

Okay. Helpful. And then, I think you also just mentioned that yields are tracking up north of 10% so far in July, can you give any more specific of a number there?

Richard D. O'Dell - Saia, Inc.

No. I think that's it. I guess, my point was that it has just stepped up. So, we commented on how our contract renewals are and some of our efforts with business mix. So, yes, I mean in spite of the increase in weight per shipment from a sequential standpoint, the yield stepped up a bit.

Scott H. Group - Wolfe Research LLC

Okay. And then just last one for me on the wage side. Anything, can you maybe just share what you're – I think, you typically do it in third quarter, what the wage increase was this year and what it typically is?

Frederick J. Holzgrefe - Saia, Inc.

Yes. Sure thing, Scott. So we took our second – our wage increase July 1, so that was on average across the workforce was plus 3.6%. So that includes the driver wage increases, which were in the 4% range and the sort of staff wage is around 3%. That's a little bit higher than what we did last year and we tend to be very market based with that. So last year was on average right around 3%, so it's a little bit higher this year. And that's -- similarly last year, we took it on July 1.

Scott H. Group - Wolfe Research LLC

Okay. Perfect. Thank you, guys.

Operator

Thank you. Our next question comes from David Ross with Stifel.

David G. Ross - Stifel, Nicolaus & Co., Inc.

Yes, good morning gentlemen.

Richard D. O'Dell - Saia, Inc.

Good morning Dave.

David G. Ross - Stifel, Nicolaus & Co., Inc.

Just a follow-up on the labor issues, is it harder in the northeast that you're expanding to recruit labor up there, easier, and are there any I guess regions where you are having particular challenges in staffing appropriately?

Richard D. O'Dell - Saia, Inc.

You know, David, the northeast actually – well, it's a challenge to go up there and recruit people in a high -- strong demand environment. But we've actually seen where we, you kind of go up there and open a new terminal and have a lot of new equipment, and you've got employees that have a chance to get on the ground floor, with a company that's growing and expanding and know they get good start times and good run selections over a period of time versus being maybe a bottom-tier type person from a tenure standpoint at another company that has been in the market for a while.

So we have actually been pretty successful, with a lot of effort put into it obviously to recruit the right people and get talent up there. And then – but there are some very difficult markets from a recruiting standpoint.

David G. Ross - Stifel, Nicolaus & Co, Inc.

Is that Midwest, West Coast?

Richard D. O'Dell - Saia, Inc.

Yes. I mean I'll just give, example, Chicago is always tough; Colorado is particularly tough. California, Seattle -- part of our wage increases, we've made some adjustments in some markets and we're investing a lot of money in recruiting. I mean it's -- we had to up our budget and are trying to work through, making sure we can staff to handle the incremental opportunities that we're seeing across the network.

David G. Ross - Stifel, Nicolaus & Co., Inc.

Because turnover is pretty low. Like I guess, driver turnover – I'm guessing it is less than 20%?

Richard D. O'Dell - Saia, Inc.

Yes. It is about that number, a little bit less.

David G. Ross - Stifel, Nicolaus & Co., Inc.

And in terms of using the labor that you have more efficiently, are there any other I guess IT programs, upgrades that you guys are working through now on linehaul, dock, P&D, any update there?

Richard D. O'Dell - Saia, Inc.

Always, and then we do have a couple of bigger projects that are going on to look at some optimization technologies on our inbound planning for our city operation to get more efficiencies from those opportunities. It's more of a longer-term project, but there are some step rollouts that should be some enhancements to our linehaul network that'll happen over the next 2.5 years.

And then our city dispatch system will probably be replaced in the next 24-month timeframe as well. It's a good system with mapping and optimization suggestions and route order deliveries, et cetera. So it's not unsophisticated, but it was probably developed eight years ago – seven, eight years ago, so there's opportunity for us to upgrade and move to a modern technology and more sophisticated potentially regression analysis on miles optimizations in a route, et cetera.

David G. Ross - Stifel, Nicolaus & Co., Inc.

That would certainly be a positive thing. And the last question is just around the growth -- of the 7%, 8% tonnage growth that you're seeing or saw in the second quarter, how do you break that out between legacy Saia system growth and growth coming from the northeast expansion efforts?

Richard D. O'Dell - Saia, Inc.

The northeast is growing the most by far. But I would tell you eight of our 12 regions, which the northeast would obviously be in that category, right. Eight of our 12 regions grew double-digit from a revenue standpoint. And the four that didn't kind of had some mix changes where for the most part, national accounts is flat to down and the field businesses growing the most. And, we've got some efforts to work on minimum shipments that may not be compensatory with the customer or within a customer's segment of business that we're working with.

But, I guess we're not going to give a specific number on the northeast, because it's too – we had some targeted market share gain -- things when we opened the northeast, and I guess I would tell you we're exceeding that. But as you might imagine, most of that businesses goes to from our existing network and it's kind of part of our targeted growth opportunity and our value proposition going forward.

David G. Ross - Stifel, Nicolaus & Co., Inc.

Excellent. Thank you.

Operator

Thank you. Our next question comes from Jason Seidl with Cowen & Company.

Jason Seidl - Cowen and Company, LLC

Thank you, operator. Good morning, guys.

Richard D. O'Dell - Saia, Inc.

Good morning.

Jason Seidl - Cowen and Company, LLC

I wanted to focus a little bit on 4Q, because when I look at your tonnage gains last year, or excuse me the sequential decline, it moderated considerably from your historical trends. You were trending before that at about maybe a 7.4% moderation on a sequential basis to maybe like a 1.5% or so last year. What should we expect this year? Are you looking to sort of return to the more normalized levels 3Q to 4Q?

Richard D. O'Dell - Saia, Inc.

Yes. That's what I would anticipate as more normal seasonality from here on a current run rate basis. The only exception like we would have for that is if we get into some of our pricing initiatives. And I think the demand environment is good and we should see the opportunity for that. But I've also – we're committed to getting the margins improved and if freights are not compensatory, but -- I mean as you've seen from some other people managing their networks, the balance between volume and price is very important and sometimes maybe, even if you don't achieve your volume targets, if you overachieve on price, we've actually found that works pretty well in the network.

Jason Seidl - Cowen and Company, LLC

Okay. All right. That's good. What are you hearing from your customers on sort of the peak season? Because what we were hearing was that a lot of the customers after last year started planning earlier this year.

Richard D. O'Dell - Saia, Inc.

Do you want to take?

Frederick J. Holzgrefe - Saia, Inc.

Yes. I don't know that we necessarily see the – it has been a seasonal business in clearly in LTL over time. But if you look at kind of what we see in the marketplace right now, I mean we're seeing pretty -- the ISM data is all positive. We see GDP accelerating 4.1% in Q2. Consumers are in pretty good shape.

So I don't know that we would speak to or point to some seasonal change in the fourth quarter or anything like that other than what we historically would typically see. I mean, I would point out that the fourth quarter does have 62 workdays this year; that's compared to 61 last year. So it will be a little bit of a variance there. So yes, I think that's pretty consistent with what we've seen -- I think you need to account for that workday in the fourth quarter.

Jason Seidl - Cowen and Company, LLC

Okay.

Douglas Col - Saia, Inc.

Hey, Jason.

Jason Seidl - Cowen and Company, LLC

Good enough. Yes.

Richard D. O'Dell - Saia, Inc.

Jason, Doug wanted to add something.

Douglas Col - Saia, Inc.

I would just add too, that I mean, on the LTL side, our freight mix has more industrial band as you know. So some of that seasonality that you speak of really relates more to our retail type freight flows. But I will say, with the GDP number that was out on Friday, I think it was up 4.1%, that could have been a little better actually, right. Inventories were worked down, so the fact that I think inventories on average whether we're talking about business or retail inventories, I think the drawdown was maybe 1%. I mean that bodes well for the second half, right, if business trends are still strong and inventories were worked down, those will be replenished. So, that would be positive for Q4.

Jason Seidl - Cowen and Company, LLC

I hope you're right. A question relating to that. I mean we've we heard a lot of talk about tariffs. One of your competitors was on earlier, mentioned they don't expect any material impact, but the customers are talking about it. What are your customers saying?

Richard D. O'Dell - Saia, Inc.

Yes, I wouldn't disagree with that but I'm not sure our customers know exactly what's going to happen, right. But I don't disagree with that.

Jason Seidl - Cowen and Company, LLC

Nor does any of us know that. All right, fantastic gentlemen. I appreciate the time.

Richard D. O'Dell - Saia, Inc.

Great.

Operator

Thank you. Our next question comes from Ravi Shanker with Morgan Stanley.

Ravi Shanker - Morgan Stanley & Co. LLC

Thanks. Good morning gentlemen. So a couple of questions on the pricing initiatives here. I mean clearly with this push for yield, is this something that's opportunistic given the current tightness and the strain in the marketplace, or is this your new playbook for the future, meaning if you do see either the market slowdown or the market loosen, are you going to continue to prioritize price over volume growth or do you think you'd see more of a balance going forward?

Richard D. O'Dell - Saia, Inc.

It's a difficult and challenging demand environment, mostly constrained by driver availability. So we just need to make sure that all of our customers are paying the appropriate – that their way. And, we're in a situation where from a business mix management, field business has grown the most, and then 3PLs and the nationals are second or third, and the national account business actually within our company is from an operating ratio standpoint has never been better.

So we still have segments of that or certain customers that we need to work down to get the types of returns that are compensatory for the network. So I guess I would say, we're going to – I mean, we will always have to have a balance between volumes and yield. But I think when you look at the inflationary costs and the demand environment that we have and what it takes to recruit and train and retain a qualified driver to provide good service to the customer, I personally feel like our current returns are inadequate. And so we're going to be very focused on making sure that our capacity is made available to customers who recognize our value proposition.

Ravi Shanker - Morgan Stanley & Co. LLC

Got it. That's helpful. And just kind of on that same topic, when you first gave us the plan to expand in the northeast, I think it was end of 2016, what was the volume environment you were envisioning back then? Did you expect the cycle to go on for this long; did you expect your current balance between tonnage and yield to be where it is right now? I'm just wondering if you've had or are you planning to -- going to fine-tuning that plan in any way going forward just given the market we are in right now?

Richard D. O'Dell - Saia, Inc.

Yes, I mean I think we thought the environment would be good. It's actually been better than that and what that kind of forces you do is to reevaluate your opportunities.

I mean on the one side, the costs are probably a little bit higher at some of the facilities and capacity that we need to procure up there is at a bit of a higher cost, so we have to kind of manage through that. And then the reception to our expansion up there was greater than we thought initially. So we had to ramp up rapidly and then you also have to kind of re-rationalize the pricing that you put in to make sure you're being compensated properly for that.

So, it's a – I think in this business, when you're managing a network and looking for the return on invested capital that we seek that -- and you always have to adapt somewhat to what's going on. But the northeast has probably been better than -- certainly better than we would have expected as we went through the opening and we're just working on that pipeline of opportunities that we have in our historical geography, as well as in our expanded opportunities.

Ravi Shanker - Morgan Stanley & Co. LLC

Got it. And just lastly, when you first opened the new terminals in the northeast, I think you told us that the initial volumes mostly came from existing customers elsewhere in the country who obviously kind of expanded with you -- grew with you in the northeast. Are you able to now quantify what percentage of your northeast volumes actually come from new customers versus national customers expanding in the northeast?

Richard D. O'Dell - Saia, Inc.

I don't have that specifically. I can kind of get some of that unless you...

Frederick J. Holzgrefe - Saia, Inc.

Yes, I think that if you look at our customers, the revenue that we've been getting, it's been tracking, initially we highlighted about 70% came from existing customers. And so that number is tracking down, which means we're picking up new accounts in the northeast. So, I would say it's approaching sort of lower 60% now coming from existing customers and that's evidence of growth in the existing, in the northeastern market.

Ravi Shanker - Morgan Stanley & Co. LLC

Great. Very helpful. Thank you.

Richard D. O'Dell - Saia, Inc.

That probably correlates to just incremental sales resources there. And as you're growing field accounts, they tend to be more new accounts that are regional and local as opposed to national account that's expanding with another location or some inbound freight to the area.

Ravi Shanker - Morgan Stanley & Co. LLC

Makes sense. Thanks, guys.

Richard D. O'Dell - Saia, Inc.

Okay, great.

Operator

Thank you. Our next question comes from Willard Milby with Seaport Global.

Willard Milby - Seaport Global Securities LLC

Hey, good morning, guys. If I could go back to the purchased transportation and I guess you're looking at 11.4% of total miles, can you quantify or ballpark how many of those miles you deem sub-optimal? I know you're talking about trying to reduce those miles out of the system.

What percentage of your current usage is suboptimal? And is that broadly across the network, is that tied to northeast where maybe you build more density, those miles become easier to put on your own trucks, as density builds, can you talk a little bit about that?

Richard D. O'Dell - Saia, Inc.

I mean it's a constant process and it's kind of evolving depending upon what you're seeing with volume. So, probably it would be hard, difficult for us, and if -- we have some internal reports that we look at every week that we go through to quantify what those opportunities are and I guess we just will work on those internally to achieve our operating ratio improvements.

Willard Milby - Seaport Global Securities LLC

All right. And on pricing obviously continues to strengthen the contract renewals. When we look at that, is that kind of more broadly across the network, or is it possible to kind of separate out maybe better pricing or more complete pricing as you handle customers more end-to-end with northeast service versus maybe handing it off to somebody else to complete that product?

Richard D. O'Dell - Saia, Inc.

Yes. It's pretty broad across our networks, some of our initiatives, and it kind of runs the gamut, right, between some customers maybe their minimums aren't compensatory; some customers maybe have an inadequate lift gate charge. I mean there's just a bunch of detail work to be done on an account by account basis as you work through that. But our efforts are broad and we're very focused on working through that and making sure we're going to earn appropriate return on invested capital over time.

Willard Milby - Seaport Global Securities LLC

All right. Fair enough. Thanks for your time, guys.

Operator

Thank you. Our next question comes from Brad Delco with Stephens, Inc.

Brad Delco - Stephens, Inc.

Hi, guys. Just a quick follow-up, if that's okay. Rick, we've been hearing a little bit from some of your competitors that the mix of their business is changing and whether we're seeing more retail exposure with these LTLs and that's kind of putting a little bit of downward pressure on weight per shipment. It doesn't seem to be the case for you, but can you comment at all about how your mix of business has changed, maybe with retail?

And then maybe also too, as you think about your – how your business has broken out between sort of field account business or national and 3PL and whether or not you're making any adjustments to that mix?

Richard D. O'Dell - Saia, Inc.

Yes, we definitely are. I mean, we have got some specific target market programs with our field sales reps and inside sales partnering with one another to pursue growth in field business, and it's growing materially across our network like over 20%.

National account business is kind of more flattish with a pretty meaningful yield improvement. And then the 3PL business is up and kind of in the middle, and then I guess in terms of weight per shipment, you're seeing industrial activity to be strong. And I guess we would focus through some of our benchmarking. We would probably -- and part of it is growing up as more of a regional player, you have a lot of regional business that may move in a short haul environment and has too low of a minimum, and it just doesn't work anymore in today's cost structure.

So we've migrated away from some of that or making sure that we're being better compensated. So that's probably having some impact in size mix as well.

Brad Delco - Stephens, Inc.

Okay. And then maybe to sort of tie that into yield, weight per shipment was up 3.2%, which kind of depresses that yield metric. But, I think length of haul was up about 3.8%. So when you think about those two I guess sort of competing metrics on yield, do you feel like they kind of net each other out or does one have a greater impact on yield than the other?

Richard D. O'Dell - Saia, Inc.

Yes, they almost net each other out based on kind of some of our regression analysis with the relation coefficient. But I mean the only other issue you have because if you look at the matter of the yield improvement now, obviously we're making investments in our product offering, technology and capacity.

That's causing us to have some cost increases, but also while field business has a meaningful different yield on average than 3PL and national account business. It also, at least versus a national account type business, sometimes you don't have as much synergies doing a drop trailer versus going by and picking up two freight bills, right.

Brad Delco - Stephens, Inc.

Yes.

Richard D. O'Dell - Saia, Inc.

So I mean that's one reason that you don't see all of your yield go to the bottom line. But again, generally the field business operates 10 points or so better than national account and 3PL type stuff. So as you grow in that, it should contribute to your margins, but it's not necessarily like on a bills per hour and P&D operations for instance it might actually go backwards versus drop trailer, right.

Brad Delco - Stephens, Inc.

Yes. So, and I think you have historically provided kind of a ballpark range where like contract was 100 to 105 and 3PL sort of 93 and field was like 85. Was that directionally right and has that changed?

Richard D. O'Dell - Saia, Inc.

It's changed, yes sir. Our national accounts actually this last quarter have never operated better and it's a 92-ish type of number.

Brad Delco - Stephens, Inc.

Wow!

Richard D. O'Dell - Saia, Inc.

So, we're really bringing them kind of more in line with the company. And again we're always addressing and frequently adapting like our transactional 3PL business. We consider contractual 3PL business for our customer where they just manage the account; that's really a national account.

But transactional is more where we give blanket pricing and then they resell it. And that business is actually some of the worst operating business that we have today. So we continue to kind of work through that and make sure we're being compensated properly. And it periodically has some impacts on your volumes near-term, and then it comes back.

Brad Delco - Stephens, Inc.

Okay. And then, I apologize, one of my real quick follow-ups that made this go longer than expected, sorry, was to Fritz. You made a comment about fuel surcharge revenue, I think you said up 48% year-over-year, was that correct?

Frederick J. Holzgrefe - Saia, Inc.

Yes. Dollars, yes.

Brad Delco - Stephens, Inc.

$48 million?

Frederick J. Holzgrefe - Saia, Inc.

No, the percentage was related to dollars.

Brad Delco - Stephens, Inc.

Okay, to dollars, got you. Does that kind of ballpark you to roughly $60 million in fuel surcharge revenue in the quarter?

Frederick J. Holzgrefe - Saia, Inc.

If you look at Q2 revenue, 13.8% would have been fuel surcharge revenue of the total.

Brad Delco - Stephens, Inc.

Okay, perfect. Thanks guys for the time.

Operator

Thank you. At this time, I would like to turn the conference over to Rick O'Dell. Mr. O'Dell?

Richard D. O'Dell - Saia, Inc.

Great. Thank you for your interest in Saia today. We look forward to keeping you guys updated on our progress on a number of initiatives. Thanks.

Operator

Ladies and gentlemen, this concludes today's teleconference. You may now disconnect.